EXHIBIT 3.58

ARTICLES OF INCORPORATION

OF

SUPER-REST PRODUCTS, INC.

I, the undersigned, of full age, for the purpose of forming a corporation under and pursuant to the provisions of Chapter 100 of the Laws of Minnesota, 1933, known as the Minnesota Business Corporation Act, and laws amendatory thereof and supplementary thereto, do hereby form a body corporate and adopt the following Articles of Incorporation.

ARTICLE I

The name of the corporation is:

SUPER-REST PRODUCTS, INC.

ARTICLE II

The nature of the business, or objects or purpose to be transacted, promoted or carried on are to do any and all of the things hereinafter set forth to the same extent as natural persons might or could do, in any part of the world, namely:

To buy, sell, export, import, distribute and manufacture bed and other mattresses, bedding and sleeping products of all designs and styles and of any material.

To buy and sell, at wholesale and retail, bedding and sleeping products of every sort and kind.

To import and export, at wholesale and retail, materials of all sorts and kinds used in bedding and sleeping products.

To buy, sell, export, import, distribute and manufacture at wholesale and retail, raw materials, parts or products going into the construction of and used for bedding and sleeping products.

To construct a warehouse for the storing and distribution of materials ordered and to distribute such products from said warehouse.

To buy, sell, import, export, distribute, manufacture, and generally deal at wholesale or retail, in machinery used for the manufacture of furniture, bedding and sleeping products.

To design, assemble, manufacture, sell, import, export, distribute, and generally deal, at wholesale or retail, in furniture and furniture products of all sorts and kinds and for all purposes and to upholster, repair, and refinish furniture.

To buy, sell, manufacture, import, export, distribute and generally deal, at wholesale or retail, in all materials of every sort and kind used in the manufacture of furniture, furniture products and furnishings either as raw material or finished products.

In connection with the foregoing, to engage in any similar business, whether manufacturing, merchandising or otherwise, which in the judgment of the Board of Directors, may be of use or advantage to the corporation, and to manufacture, market or prepare for market any article or thing which the corporation uses in connection with its business.

To purchase, lease or otherwise acquire, hold, improve, sell, lease, mortgage and generally deal in lands and buildings and interest therein, necessary or incidental to the business.

To buy, hold, own, mortgage, exchange, lease, rent, sell, convey and otherwise acquire, dispose of and deal in, operate, manage, improve and develop real property, improved and unimproved, and any interest therein, and buildings, fixtures and other structures therein, and personal property appurtenant thereto or connected therewith; to erect, construct and operate buildings, structures and works of every kind and description, and to reconstruct, renovate, alter, rehabilitate and improve buildings and structures and their appurtenances.

To make, manufacture, produce, purchase and otherwise acquire, hold, own, store, sell and otherwise dispose of, mortgage, pledge, export, import, receive on consignment or otherwise, all on behalf of itself or of others, and in any way deal in goods, wares, merchandise, commodities, and personal property of every kind, nature and description, and to act as manufacturers, importers, exporters, wholesalers, retailers, agents, sales agents, factors, brokers, commission merchants and commission brokers with respect thereto.

To obtain or otherwise acquire from any person, firm, partnership, association, corporation or other legal entity, public or private, domestic or foreign, or from the government of any country, territory, state, municipality or of any political or administrative subdivision or department thereof, and to hold, own, use, exercise, exploit, dispose of and realize upon any and all powers, rights, privileges, immunities, franchises, guarantees, grants and concessions which the corporation may deem desirable, and to undertake and prosecute any business dependent thereon.

To apply for, obtain, register, purchase, lease or otherwise acquire, hold, use, exploit, operate, exercise, develop, manufacture under, introduce, sell, assign, lease, grant licenses in respect of or otherwise dispose of, pledge, or otherwise give liens upon or against, invest, trade and deal in and with or otherwise turn to account and otherwise contract with reference to letters, patents, copyrights, trade-marks and trade names, licenses with respect thereto, and any and all inventions, improvements, apparatus, appliances, increases, formulas, designs or rights used in connection with or secured under letters patent or otherwise, whether of the United States of America or of any other government or country; and to engage in, carry on, conduct, manage and transact any business which may be deemed, directly or indirectly, to aid, effectuate or develop the same or any of them.

To make, enter into and perform contracts and arrangements of every kind and description for any lastful purpose with any person, firm, partnership, association, corporation or other legal entity, public or private, domestic or foreign, and with one government of any country, territory, state, municipality or of any political or administrative subdivision or department thereof.

To borrow and raise money for its corporate purposes, and, without limit as, to amount, to draw, make, accept, indorse, execute, issue and deliver promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments, obligations and evidences of indebtedness of any nature, and to secure the payment thereof and the interest thereon by mortgage upon or pledge, deed, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds, debentures, notes or other obligations or evidences of indebtedness.

To subscribe for, purchase, borrow or otherwise acquire, own, hold, sell, lend, exchange, pledge, hypothecate or otherwise dispose of, invest, trade and deal in and with or otherwise realize upon, alone or in syndicates or otherwise in conjunction with others, stocks, bonds, debentures, notes, acceptances, bills of exchange, warrants, or other securities made, created or issued by any person, firm, partnership, association, corporation, or other legal entity, public or private, domestic or foreign, or by the government of any country, territory, state, municipality or any political or administrative subdivision or department whereas and any and all trust, participation or other certificates of or for, receipts evidencing interest in, any such securities, in whole or in part, its own shares of stock, bonds, debentures, notes, evidence of indebtedness or other securities or to make payment therefore by any other lawful means, and, while the owner or holder of any such securities or of any interest therein, to possess and exercise all the rights, powers and privileges of ownership, including the right to vote thereon for any and all purposes.

To purchase, hold, sell, transfer, reissue or cancel the shares of its own stock or any of its securities or other obligations or any rights therein, provided that it shall not use its funds or property for the purchase of shares of its own capital stock, when such would cause an impairment of the capital, except as otherwise permitted by law; and provided further, that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

To make, enter into and perform any lawful contracts or arrangements for sharing of profits, union of interests, reciprocal concessions or cooperation with any person, firm, partnership, association, corporation or other legal entity, public or private, foreign or domestic, carrying on or proposing to carry on any business or transaction which this corporation is authorized to carry on expressly or by implication, or with the government of any country, territory, state, municipality or political or administrative subdivision or department thereof carrying on or proposing to carry on any such business or transaction.

To have and maintain one or more offices and to conduct and carry on any or all of the operations anywhere in the world.

To create or cause to be organized under the laws of any country, territory, state, or political or administrative subdivision or department thereof, any organization or corporation for the purpose of accumulating any or all of the objects for which this corporation is organized, and to dissolve, wind up, liquidate, merge or consolidate any such corporation or corporations or to cause the name to be dissolved, wound up, liquidated, merged or consolidated.

The foregoing clauses shall be construed, both as objects and powers, and the matters expressed in each clause shall, except as otherwise expressly provided, be in no way limited by reference to or inference from the torch of any other clause, but shall be regarded as independent objects and powers and the emaciation herein of any specific powers shall not be construed to limit or restrict in any manner the exercise by the corporation of the general powers from or hereafter conferred upon corporations by the laws of the State of Minnesota, nor shall expression of one thing be deemed to exclude another of like nature but not expressed.

ARTICLE III

Its duration is perpetual.

ARTICLE IV

The location and post office address of its registered office in this State is 1008 Son Line Building, in the City of Minneapolis, County of Hennepin.

ARTICLE V

The amount of stated capital with which the corporation will begin business is One Thousand Dollars ($1,000.00).

ARTICLE VI

The total authorized number of shares is 2,500, of which 250 shares without par value are designated “Class A Common Shares” and 2,250 without par value are designated “Class B Common Shares.”

The relative rights, preferences and restrictions of the shares of each class shall be in all respects identical, share for share, except that the voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of Class A Common Shares, and except as otherwise permitted by law, the Class B Common Shareholders shall have no voting rights nor be entitled to notice of vestings of Shareholders.

ARTICLE VII

The name and post office address of the incorporated are:

Name	Post Office Address
Leonard Givant

ARTICLE VIII

The name and post office address of each of the first directors are:

Name	Post Office Address
Morton H. Yulcan Helen Yulcan Alfred I. Goodman Arnold Laven

and the term of office of each shall be one (1) year and until his successor is elected and qualifies.

ARTICLE IX

The Board of Directors shall have authority to make and alter the By-Laws of the corporation, subject to the powers of the shareholders to change or repeat any such By-Laws; provided however, that the Board of Directors shall not make or alter any By-Laws fixing their member qualifications, classifications or term of office.

IN TESTIMONY WHEREOF, I have hereunto set my hand and seal this 31st day of August 1973.

In the presence of

/s/ Leonard Givant	(SEAL)
Leonard Givant

STATE OF NEW YORK
SS.
COUNTY OF NEW YORK

On this    day of        , 1973, personally appeared before me, LEONARD GIVANT, to me known to be the person named in and who executed the foregoing Articles of Incorporation, and he acknowledged this to be of his own free act and deed for the uses and purposes therein expressed.

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF

SUPER-REST PRODUCTS, INC.

We, the undersigned, MORTON H. YULMAN and ARNOLD LAVEN, respectively the president and assistant secretary of SUPER-REST PRODUCTS, INC., a corporation subject to the provisions of Chapter 301, Minnesota Statutes 1953, known as the Minnesota Business Corporation Act, do hereby certify that at a (special) meeting of the shareholders of said corporation, notice of such meeting, proposal to amend and nature of such proposal having been mailed to each shareholder entitled to vote thereon at least ten days prior to such meeting, held at 99 Railroad Avenue, in the city of Albany, County of Albany, State of N.Y. as designated in such notice, on the 8th day of May, 1974, resolutions as hereinafter set forth were adopted by a unanimous vote of said shareholders represented in person or by proxy:

“Resolved that Article VI of the articles or incorporation of Super-Rest Products, Inc. be, and the same hereby (is) (are) amended to read as follows:

Article VI.

(See Rider annexed hereto and made a part hereof.)

Resolved further that the president and assistant secretary of this corporation be and they hereby are, authorized and directed to make, execute and acknowledge a certificate under the corporate seal of this corporation, embracing the foregoing resolutions, and to cause such certificate to be filed for record in the manner required by law.

IN WITNESS WHEREOF, we have subscribed our names and caused the corporate seal of said corporation to be hereto affixed this 8th day of May, 1974.

/s/ Morton H. Yulman

In presence of:

/s/ Rieta Blossom	/s/ Arnold Laven
Assistant Secretary.

STATE OF New York	)
) ss.
County of Albany	)

Morton H. Yulman and Arnold Laven being first duly sworn, on oath depose and say: that they are respectively the president and assistant secretary of Super-Rest Products, Inc., the corporation named in the foregoing certificate; that said certificate contains a true statement of the action of the shareholders and board of directors of said corporation, duly held as aforesaid; that the seal attached is the corporate seal of said corporation; that said certificate is executed on behalf of said corporation, by its express authority; and they further acknowledge the same to be their free act and deed and the free act and deed of said corporation.

Subscribed and sworn to before me this 8th day of May, 1974

Notary Public	Co., N.Y.

My commission expires

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SUPER-REST PRODUCTS, INC.

RIDER TO CERTIFICATE OF AMENDMENT

OF ARTICLES OF INCORPORATION

ARTICLE VI, AS AMENDED:

A. The total authorized number of shares is 7,500 of which 5,000 shares without par value are designated “$4 Cumulative Preferred Shares”, 250 shares without par value are designated “Class A Common Shares” and 2,250 shares without par value are designated “Class B Common Shares”.

B. The relative rights, preferences and restrictions of the shares of each class are as follows:

1) The holders of record of the $4 Cumulative Preferred Shares (hereinafter called “Preferred Shares”) shall be entitled to cash dividends when and as declared by the board of directors, at the rate of $4 per share per annum and no more, payable in annual, semi-annual, quarterly or other installments as the board of directors may provide in each year. Such cash dividends on Preferred Shares shall be cumulative so that if for any dividend period cash dividends at the rate of $4 per share per annum shall not have been declared and paid or set apart for payment on the Preferred Shares outstanding, the deficiency shall be declared and paid or set apart for payment prior to the making of any dividend or other distribution on the Common Shares. Cash dividends on the Preferred Shares shall accrue form the date of issue, if that be a dividend date, otherwise from the dividend date next preceding the date of issue of such Preferred Shares. Upon the payment or setting apart for payment of all dividends, current and accumulated, at the rate of $4 per share per annum upon the outstanding Preferred Shares, the directors may declare and pay dividends upon the Common Shares.

2) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the corporation, the holders of record of the outstanding Preferred shares shall be entitled to be paid $100 for each of such Preferred Shares, plus accumulated dividends thereon up to the date of such liquidation, dissolution or winding up of the corporation (whether or not the corporation shall have a surplus or earnings available for dividends) and no more. After payment to the holders of Preferred Shares of the amount payable to them as aforesaid, the remaining assets of the corporation shall be payable to and distributed ratably among the holders of record of the Common Shares.

3) The corporation at its option may redeem the whole or any part (pro-rata or by lot or otherwise as the board of directors may direct) of the Preferred Shares outstanding at any time, by paying therefor in cash $100 per share plus accumulated dividends thereon to the date fixed for such redemption. Notice of such redemption specifying the time and place of redemption shall be mailed to the holders of Preferred shares to be redeemed, at their respective addresses as the same may appear on the records of the corporation no less than 30 and no more than 60 days prior to the date specified for the redemption. From and after the date specified all dividends on the Preferred Shares called for redemption shall cease to accrue and all rights to the holders thereof as stockholders of the corporation, except the right to receive the redemption price, shall cease and terminate.

4) Except as otherwise provided by law, the entire voting power for the election of directors and for all other purposes shall be vested exclusively in the holders of Class A Common shares and the holders of Preferred Shares and of Class B Common Shares shall not be entitled to vote.

5) Distributions of Preferred Shares may, in the discretion of the board of directors, be made to the holders of Common Shares. Distributions of either Class A Common Shares or Class A Common Shares may, in the discretion of the board of directors, be made to the holders of either or both classes of Common Shares.

CERTIFICATE OF AMENDMENT OF ARTICLES OF INCORPORATION OF SUPER-REST PRODUCTS, INC.

We, the undersigned, MORTON H. YULMAN and ARNOLD LAVEN, respectively the         president and assistant secretary of SUPER-REST PRODUCTS, INC. a corporation subject to the provisions of Chapter 301, Minnesota Statutes 1953, known as the Minnesota Business Corporation Act, do hereby certify that at a xxxxxxx (strike out one) (special) meeting of the shareholders of said corporation, notice of such meeting, proposal to amend and nature of such proposal having been mailed to each shareholder entitled to vote thereon at least ten days prior to such meeting, held at 99 Railroad Avenue, in the city of Albany, County of Albany, State of N.Y. as designated in such notice, on the 11th day of December, 1974, resolutions as hereinafter set forth were adopted by a unanimous vote of said shareholders represented in person or by proxy:

“Resolved that Article I of the articles of incorporation of SUPER-REST PRODUCTS, INC. be, and the same hereby (is) xxxxx amended to read as follows:

Article I.

The name of the corporation is SEALY OF MINNESOTA, INC.

Resolved further that the         president and assistant secretary of this corporation be and they hereby are, authorized and directed to make, execute and acknowledge a certificate under the corporate seal of this corporation, embracing the foregoing resolutions, and to cause such certificate to be filed for record in the manner required by law.

IN WITNESS WHEREOF, we have subscribed our names and caused the corporate seal of said corporation to be hereto affixed this 11th day of December, 1974.

In presence of:	/s/ Morton H. Yulman
President
/s/ Rieta Blossom

/s/ Charlotte Heinbach	/s/ Arnold Laven
Assistant Secretary.

      AFFIX

CORPORATE

      SEAL

NEW YORK
STATE OF XXXXXXXXXX
} ss.
County of NEW YORK

MORTON H. YULMAN and ARNOLD LAVEN being first duly sworn, on oath depose and say: that they are respectively the         president and assistant secretary of SUPER-REST PRODUCTS, INC., the corporation named in the foregoing certificate; that said certificate contains a true statement of the action of the shareholders and board of directors of said corporation, duly held as aforesaid; that the seal attached is the corporate seal of said corporation; that said certificate is executed on behalf of said corporation, by its express authority; and they further acknowledge the same to be their free act and deed and the free act and deed of said corporation.

Subscribed and sworn to before me this 11th day of December, 1974	/s/ Morton H. Yulman

/s/ Arnold Laven

/s/
Notary Public Co., xxxxx
N.Y.
xxxx N.Y.

My commission expires

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